Exhibit 99.2

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners, Inc. Prices Public Offering of Common Stock

CORAL GABLES, FL, April 3, 2014 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced the pricing of its previously announced underwritten public offering of 11,325,000 shares of its common stock at an offering price of $2.21 per share. In connection with the offering, Catalyst has also granted the underwriters a 30-day option to purchase up to an additional 1,698,750 shares of common stock to cover over-allotments, if any.

Net proceeds from the sale of the shares by Catalyst after underwriting discounts and commissions and other offering expenses are expected to be approximately $23.3 million. Catalyst plans to use the net proceeds from the offering (i) for the continuing development of Firdapse™ for the treatment of Lambert-Eaton Myasthenic Syndrome, or LEMS, (ii) for pre-commercialization activities relating to Firdapse™, (iii) for the continuing development of CPP-115, and (iv) for general corporate purposes. The offering is subject to customary closing conditions and is expected to close on April 8, 2014.

Piper Jaffray & Co. is acting as the sole book-running manager, Roth Capital Partners is acting as co-lead manager, and H.C. Wainwright & Co., LLC is acting as a co-manager with respect to this offering.

The shares are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-193699) filed pursuant to the Securities Act of 1933, as amended, which was previously filed with, and declared effective by, the Securities and Exchange Commission. A prospectus supplement related to the filing will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by e-mail at prospectus@pjc.com.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission. For more information, please visit www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the receipt of top-line results from the double-blind, placebo-controlled portion of the Phase 3 trial of Firdapse™, whether historic metrics of patients enrolled in the trial who complete the run-in phase of the trial and are randomized into the double-blind, placebo-controlled portion of the trial will continue to apply, such that at least 36 patients will be randomized into the double-blind, placebo-controlled portion of the trial from the patients already enrolled in the trial, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Media/Investor Contacts David Connolly or Aurora Krause LaVoie Health Science (617) 374-8800 dconnolly@lavoiegroup.com akrause@lavoiegroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com